Exhibit 99.1

Alumis Reports Second Quarter 2025 Financial Results and Provides Corporate Update

-Completed enrollment in Phase 3 ONWARD clinical trials for envudeucitinib in moderate-to-severe plaque psoriasis; topline readout expected in early Q1 2026-

-Completed enrollment in Phase 2b LUMUS clinical trial for envudeucitinib in systemic lupus erythematosus (SLE); topline readout expected in Q3 2026-

- Completed merger with ACELYRIN, Inc. to strengthen financial position and support advancement of late-stage immunology pipeline -

-Cash, cash equivalents and marketable securities of $486.3 million as of June 30, 2025 expected to fund operations into 2027-

SOUTH SAN FRANCISCO, Calif., August 13, 2025 – Alumis Inc. (Nasdaq: ALMS), a clinical-stage biopharmaceutical company developing next-generation targeted therapies for patients with immune-mediated diseases, today reported financial results for the quarter ended June 30, 2025, and highlighted recent achievements and upcoming milestones.

“With patient enrollment now complete in the pivotal Phase 3 ONWARD program for plaque psoriasis and the Phase 2b LUMUS trial in SLE, Alumis has achieved key clinical milestones for envudeucitinib, or “envu” (formerly known as ESK-001), and we look forward to topline data from ONWARD expected in early Q1 2026, and LUMUS topline data expected to follow in Q3 2026,” said Martin Babler, President and Chief Executive Officer of Alumis. “We continue to move forward on all fronts with momentum and a clear focus on advancing a differentiated pipeline of immune-mediated treatments. With the completion of our merger with ACELYRIN, we are well positioned to drive our programs through key inflection points in the next 12 months."

Second Quarter 2025 and Recent Highlights, and Anticipated Milestones

Envudeucitinib Progress

●	Envudeucitinib designated generic name for ESK-001
o	The United States Adopted Names (USAN) Council has officially designated “envudeucitinib” as the nonproprietary name for Alumis’ investigational therapy ESK-001, marking a step forward in its regulatory and clinical development. The Company will use this generic name, envudeucitinib, or “envu” to refer to ESK-001 going forward.
●	Completed patient enrollment in the Phase 2b global LUMUS clinical trial of envudeucitinib (or envu, formerly known as ESK-001) for the treatment of SLE
o	The global LUMUS Phase 2b trial is a randomized, double-blind, placebo-controlled study evaluating multiple doses of envu in adults with moderately-to-severely active, autoantibody-positive SLE. The trial enrolled 408 patients who are receiving envu or placebo for 48 weeks. The primary endpoint will be to assess improvements in overall disease activity using the British Isles Lupus Assessment Group-based Composite Lupus Assessment (“BICLA”) at Week 48. After the trial, eligible patients may participate in an open-label extension or complete a four-week safety follow-up.
o	Topline data from LUMUS are expected in the third quarter of 2026.
●	Completed patient enrollment in the pivotal Phase 3 global ONWARD clinical program of envu for the treatment of moderate-to-severe plaque psoriasis
o	The Phase 3 ONWARD clinical program consists of two parallel global Phase 3, multi-center, randomized, double-blind placebo-controlled 24-week clinical trials, ONWARD1 and ONWARD2, designed to evaluate the efficacy and safety of envu in adult patients with moderate-to-severe plaque psoriasis. ONWARD3, an optional long-term extension trial for patients who have completed Week 24, is currently ongoing to assess the durability, maintenance of response, and long-term safety of envu.
o	Topline data from ONWARD1 and ONWARD2 are expected early in the first quarter of 2026.

Pipeline Updates

●	A-005, potentially first-in-class fully CNS-penetrant TYK2 inhibitor for the treatment of neuroinflammatory and neurodegenerative diseases
o	A-005 continues to advance towards Phase 2 clinical trial initiation with CMC and pharmacology activities on track, and ongoing preclinical and genetic research efforts to support potential expansion into additional neurodegenerative indications.
o	Resources required to support the successful acceleration of clinical trial enrollment for envudeucitinib have resulted in an adjustment to pipeline program timelines. A-005 is anticipated to enter a Phase 2 clinical trial in multiple sclerosis in the first half of 2026.
●	Third development program based on precision R&D approach
o	Alumis continues to leverage its proprietary data analytics and research platform to advance discovery programs that target key drivers of immune-mediated diseases. In addition to its two clinical-stage TYK2 inhibitor programs, the Company continues to evaluate additional development programs against undisclosed targets in preclinical studies.
o	Alumis anticipates Phase 1 clinical data from the next program in the second half of 2026.
●	Lonigutamab, next-generation subcutaneous anti-IGF-1R therapy for the treatment of TED
o	The U.S. Food and Drug Administration has granted Fast Track Designation to lonigutamab for the treatment of thyroid eye disease (TED). This designation is designed to facilitate the development and expedite the review of drugs to treat serious conditions and fill an unmet medical need.
o	The lonigutamab development program continues to be evaluated.

Corporate Highlights

●	Promoted Sanam Pangali to Chief Legal Officer and Corporate Secretary
o	Ms. Pangali brings nearly two decades of legal expertise through senior legal roles at companies across the biopharmaceutical, technology, and renewable energy industries. Sanam most recently served as Senior Vice President, Legal of Alumis, and an invaluable member of the senior leadership team.
●	Completed merger with ACELYRIN, Inc. (“ACELYRIN”) to strengthen financial position and support advancement of late-stage immunology pipeline
o	Merger strengthened balance sheet to support advancement of Alumis’ differentiated late-stage pipeline through multiple planned key data readouts

Second Quarter 2025 Financial Results

●	As of June 30, 2025, Alumis had cash, cash equivalents and marketable securities of $486.3 million.
●	Revenue included collaboration revenue of $2.7 million for the quarter ended June 30, 2025, related to the collaboration and licensing agreement with Kaken Pharmaceutical.
●	Research and development expenses were $108.8 million for the quarter ended June 30, 2025, compared to $48.6 million for the quarter ended June 30, 2024. The increase was driven by an increase in contract research and clinical trial costs for the envu and other programs, including costs to support acceleration of clinical trial activities for the Phase 3 ONWARD program, severance costs and stock-based compensation expense related to the merger with ACELYRIN, as well as increased headcount in research and development teams to support development eﬀorts.
●	General and administrative expenses were $34.5 million for the quarter ended June 30, 2025, compared to $7.6 million for the quarter ended June 30, 2024. The increase was primarily attributable to transaction costs, severance costs and stock-based compensation expense related to the merger with ACELYRIN, and personnel-related expenses and professional consulting services to support the Company’s growth.
●	Net income was $59.3 million for the quarter ended June 30, 2025, including a non-operating gain of $187.9 million related to the merger with ACELYRIN, compared to a net loss of $56.5 million for the quarter ended June 30, 2024.
●	The Company recognized total expenses related to the merger with ACELYRIN of $26.8 million and $34.5 million for the three and six months ended June 30, 2025, respectively, of which $20.1 million and $27.8 million related to general and administrative expenses for the three and six months ended June 30, 2025, respectively, and $6.7 million related to research and development expenses for the three and six months ended June 30, 2025. These merger-related expenses included stock-based compensation expense of $7.8 million in general and administrative expenses and $3.0 million in research and development expenses for the three and six months ended June 30, 2025, respectively, related to accelerated vesting of equity awards and stock options post-termination exercise period modification.
●	At the time of the merger closing, ACELYRIN had $382.6 million in cash, cash equivalents and marketable securities.

Financial Guidance

●	Alumis expects its research and development expenses to decrease for the remaining quarters of 2025. Based on the Company’s current operating plan, Alumis continues to anticipate that its existing cash, cash equivalents and marketable securities as of June 30, 2025 is expected to support advancement of its pipeline through multiple planned key clinical data readouts and to fund operating expenses and capital expenditure requirements into 2027.

Upcoming Events

Alumis expects to participate in the following investor conferences in September 2025:

●	Cantor Global Healthcare Conference 2025
●	2025 Wells Fargo Healthcare Conference

●	23rd Morgan Stanley Annual Global Healthcare Conference
●	H.C. Wainwright 27th Annual Global Investment Conference
●	Baird 2025 Global Healthcare Conference
●	Stifel 2025 Virtual Immunology & Inflammation Forum

About Alumis

Alumis is a late-stage biopharma company developing next-generation targeted therapies with the potential to significantly improve patient health and outcomes across a range of immune-mediated diseases. Leveraging its proprietary data analytics platform and precision approach, Alumis is developing a pipeline of oral tyrosine kinase 2 inhibitors, consisting of envudeucitinib (or envu, formerly known as ESK-001) for the treatment of systemic immune-mediated disorders, such as moderate-to-severe plaque psoriasis and systemic lupus erythematosus, and A-005 for the treatment of neuroinflammatory and neurodegenerative diseases. In addition, the pipeline includes lonigutamab, a subcutaneously delivered anti–insulin-like growth factor 1 receptor therapy for the treatment of thyroid eye disease, as well as several preclinical programs identified through this precision approach. For more information, visit www.alumis.com or follow us on LinkedIn or X.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, including the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as "aims," "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "intends," "may," "plans," "possible," "potential," "seeks," "will" and variations of these words or similar expressions that are intended to identify forward-looking statements. All statements, other than statements of historical facts, including without limitation those regarding the timing of Alumis’ topline readouts in its Phase 3 ONWARD and Phase 2b LUMUS programs, the potential for envudeucitinib to treat moderate-to-severe plaque psoriasis and systemic lupus erythematosus, the timing of Alumis’ evaluation of its lonigutamab program, any expectations regarding the safety, efficacy or tolerability of envudeucitinib and statements regarding Alumis’ future plans and prospects, including development of its clinical pipeline; cash runway; Alumis’ participation at upcoming conferences, and any assumptions underlying any of the foregoing, are forward-looking statements. Any forward-looking statements in this press release are based on Alumis’ current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Readers are cautioned that actual results, levels of activity, safety, efficacy, performance or events and circumstances could differ materially from those expressed or implied in Alumis’ forward-looking statements due to a variety of risks and uncertainties, which include, without limitation, risks and uncertainties related to Alumis’ ability to advance envudeucitinib and to obtain regulatory approval of and ultimately commercialize Alumis’ clinical candidates, the timing and results of preclinical and clinical trials, Alumis’ ability to fund development activities and achieve development goals, Alumis’ ability to protect its intellectual property and other risks and uncertainties described in Alumis’ filings with the Securities and Exchange Commission (SEC), including any future reports Alumis may file with the SEC from time to time. Alumis explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

ALUMIS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Revenue:
License revenue	$—	$—	$17,389	$—
Collaboration revenue	2,666	—	2,666	—
Total revenue	2,666	—	20,055	—
Operating expenses:
Research and development expenses	108,755	48,565	205,377	90,526
General and administrative expenses	34,450	7,575	56,745	13,207
Total operating expenses	143,205	56,140	262,122	103,733
Loss from operations	(140,539)	(56,140)	(242,067)	(103,733)
Other income (expense):
Gain on bargain purchase	187,907	—	187,907	—
Interest income	3,430	1,977	6,039	2,831
Change in fair value of derivative liability	—	(2,311)	—	(5,406)
Other income (expenses), net	(38)	(34)	(82)	(49)
Total other income (expense), net	191,299	(368)	193,864	(2,624)
Net income (loss) before income taxes	50,760	(56,508)	(48,203)	(106,357)
Income tax benefit	8,561	—	8,561	—
Net income (loss)	$59,321	$(56,508)	$(39,642)	$(106,357)
Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities, net	30	—	(18)	(3)
Net income (loss) and other comprehensive income (loss)	$59,351	$(56,508)	$(39,660)	$(106,360)

ALUMIS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
(in thousands)	2025	2024
Assets
Current assets:
Cash and cash equivalents	$151,753	$169,526
Restricted cash	367	—
Marketable securities	334,568	118,737
Research and development prepaid expenses	7,009	13,424
Other prepaid expenses and current assets	23,861	4,501
Total current assets	517,558	306,188
Restricted cash, non-current	1,382	1,106
Property and equipment, net	20,328	20,968
Intangible assets	50,959	—
Operating lease right-of-use assets, net	18,223	12,723
Other assets, non-current	2,475	7
Total assets	$610,925	$340,992
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,981	$9,624
Research and development accrued expenses	43,731	29,149
Other accrued expenses and current liabilities	22,805	10,580
Operating lease liabilities, current	4,058	1,557
Total current liabilities	85,575	50,910
Operating lease liabilities, non-current	34,718	29,165
Deferred revenue, non-current	2,611	—
Deferred income tax liability	2,140	—
Share repurchase liability	386	813
Other liabilities, non-current	168	—
Total liabilities	125,598	80,888
Stockholders’ equity:
Preferred stock	—	—
Common stock	10	5
Additional paid-in capital	1,183,488	918,610
Accumulated other comprehensive income (loss)	22	40
Accumulated deficit	(698,193)	(658,551)
Total stockholders’ equity	485,327	260,104
Total liabilities and stockholders’ equity	$610,925	$340,992

Alumis Contact Information

Teri Dahlman

Red House Communications

teri@redhousecomms.com